Exhibit (k)(7)

Execution Version

LOAN SALE AGREEMENT

by and between

OFS CAPITAL, LLC,

as the Seller,

and

OFS CAPITAL WM, LLC,

as the Purchaser

Dated as of September 28, 2010

i

TABLE OF CONTENTS

(continued)

ii

THIS LOAN SALE AGREEMENT, dated as of September 28, 2010 (as amended, modified, restated, or supplemented from time to time, this “Agreement”), is made by and between OFS CAPITAL, LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Seller”), and OFS CAPITAL WM, LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Purchaser”).

PREAMBLE

WHEREAS, the Purchaser desires to acquire the Closing Date Participation Interests in the Closing Date Loans from the Seller on the Closing Date listed on Schedule 1 hereto and may acquire from time to time after the Closing Date certain Additional Loans, together with certain related property, as more fully described in the Loan and Security Agreement, dated as of the date hereof (as amended, modified, restated or supplemented from time to time, the “Loan Agreement”), by and among the Purchaser, as the Borrower, MCF Capital Management LLC, as the Loan Manager, each of the Class A Lenders from time to time party thereto, each of the Class B Lenders from time to time party thereto, Wells Fargo Securities, LLC, as the Administrative Agent, and Wells Fargo Delaware Trust Company, N.A. as the Trustee;

WHEREAS, it is a condition to the Purchaser’s acquisition of the Loans from the Seller that the Seller make certain representations, warranties and covenants regarding all Loans and related property sold and transferred pursuant to this Agreement for the benefit of the Purchaser; and

WHEREAS, on the Closing Date, the Seller will transfer all of its right, title and interest in the Closing Date Participation Interests, the Closing Date Loans and the Closing Date Participation Agreement to the Purchaser, and, thereafter, the Purchaser may from time to time acquire certain Additional Loans from the Seller all pursuant to the terms and conditions set forth herein and in the Loan Agreement.

NOW, THEREFORE, based upon the above recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

Capitalized terms used but not otherwise defined herein shall have the meanings attributed to such terms in the Loan Agreement. In addition, as used herein, the following defined terms, unless the context otherwise requires, shall have the following meanings:

“Additional Loan Assets” means any assets acquired by the Purchaser from the Seller pursuant to Section 2.1(b), which assets shall include the Seller’s right, title and interest in the following:

(i) the Additional Loans listed in the related Subsequent Loan Schedule, all payments paid in respect thereof and all monies due, to become due or paid in respect thereof accruing on and after the applicable Transfer Date and all insurance proceeds, liquidation proceeds and other proceeds and recoveries thereon, in each case as they arise after the applicable Transfer Date;

(ii) all security interests and Liens and Related Property subject thereto from time to time purporting to secure payment by Obligors under such Loans;

(iii) all guaranties, indemnities and warranties, and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Loans;

(iv) all collections and records (including computer records) with respect to the foregoing;

(v) all Underlying Instruments relating to the applicable Loan Files; and

all income, payments, proceeds and other benefits of any and all of the foregoing, including but not limited to, all accounts, cash and currency, chattel paper, electronic chattel paper, tangible chattel paper, copyrights, copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, inventory, investment property, letter of credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to the foregoing, but excluding any Excluded Amount with respect thereto.

“Assignment of Underlying Instruments”: The meaning specified in Section 2.1(b).

“Closing Date Loan Assets” means any assets acquired by the Purchaser from the Seller on the Closing Date pursuant to Section 2.1(a), which assets shall include the Seller’s right, title and interest in the following:

(i) the Closing Date Loans listed in the initial Loan Schedule, the Closing Date Participation Interests of the Seller therein and the Closing Date Participation Agreement with respect thereto, all payments paid in respect thereof and all monies due, to become due or paid in respect thereof accruing on and after the Closing Date and all insurance proceeds, liquidation proceeds and other recoveries and proceeds thereon, in each case as they arise after the Closing Date;

(ii) all security interests and Liens and Related Property subject thereto from time to time purporting to secure payment by Obligors under such Loans;

(iii) all guaranties, indemnities and warranties, and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Loans;

(iv) all collections and records (including computer records) with respect to the foregoing;

(v) all Underlying Instruments relating to the applicable Loan Files; and

(vi) all income, payments, proceeds and other benefits of any and all of the foregoing, including but not limited to, all accounts, cash and currency, chattel paper, electronic chattel paper, tangible chattel paper, copyrights, copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, inventory, investment property, letter of credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to the foregoing, but excluding any Excluded Amount with respect thereto.

“Conveyed Assets”: Collectively, the Closing Date Loan Assets and, on and after the applicable Transfer Date, Additional Loan Assets.

“Indemnified Party”: The meaning specified in Section 6.1.

“Ineligible Loan”: The meaning specified in Section 7.2.

“List of Loans” means a list, in the form mutually agreed by the Seller and the Purchaser of Loans delivered on or after the Closing Date hereunder, including each Closing Date Loan and each Additional Loan transferred by the Seller to the Purchaser hereunder from time to time.

“Loan Checklist”: An electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Seller to the Trustee (as directed by the Purchaser herein), for each Loan, of all Required Loan Documents to be included within the respective Loan File, which shall specify whether such document is an original or a copy.

“Loan File”: (a) With respect to each Loan, a file containing each of the documents and items as set forth on the Loan Checklist with respect to such Loan and (b) with respect to each Additional Loan, duly executed originals (to the extent required by the Credit and Collection Policy) and copies of any other relevant records relating to such Loans and the Underlying Assets pertaining thereto.

“Loan Schedule”: The schedule listing each Loan sold or scheduled to be sold by the Seller to the Purchaser and each Underlying Instrument in respect of each such Loan, along with a notation as to whether each such Underlying Instrument has been delivered by the Seller (as directed by the Purchaser herein) to the Trustee or, if any such Underlying Instrument has not been delivered and is required to be delivered to the Trustee as a Required Loan Document, the anticipated delivery date of each such Underlying Instrument.

“Net Purchased Loan Balance”: As of any date of determination, an amount equal to (a) the sum, without duplication, of (i) the aggregate Outstanding Balance of all Loans (or Closing Date Participation Interests with respect thereto, as applicable) conveyed by the Seller to the Purchaser under this Agreement prior to such date, calculated as of the respective Transfer Dates of such Loans (or Closing Date Participation Interests with respect thereto, as applicable), and

(ii) the aggregate Outstanding Balance of all Loans acquired by the Purchaser other than from the Seller prior to such date, calculated as of the respective Transfer Dates of such Loans, minus (b) the aggregate Outstanding Balance of all Loans (other than Ineligible Loans) repurchased or substituted by the Seller prior to such date under this Agreement.

“Noteless Loan”: Means a Loan with respect to which the Underlying Instruments either (i) do not require the Obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Loan or (ii) require execution and delivery of such a promissory note only upon the request of the holder of the indebtedness created under such Loan, and as to which the Seller has not requested a promissory note from the related Obligor.

“Purchaser”: The meaning set forth in the preamble.

“Related Property” means, with respect to any Loan, the interest of the Obligor in any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan.

“Repurchase and Substitution Limit”: The meaning specified in Section 7.4.

“Repurchase Price”: As of any date of determination with respect thereto, (a) with respect to any Loan repurchased pursuant to Section 7.1, the fair market value thereof (subject to the OFS Parent Valuation Procedure) and (b) with respect to any Loan repurchased pursuant to Section 7.2, the Transfer Deposit Amount with respect thereto.

“Seller”: The meaning set forth in the preamble.

“Seller Retained Interest”: Accrued and unpaid interest (other than Accreted Interest) with respect to any Loan with respect to that period of time prior to the Transfer Date with respect to the related Loan.

“Subsequent Transfer Agreement”: The meaning specified in Section 2.1(b).

“Transfer Date”: The meaning specified in Section 2.1(b).

“Transfer Deposit Amount”: On any date of determination with respect to any Loan, an amount equal to the Assigned Value of such Loan on its initial Funding Date less any principal received by the Purchaser after such initial Funding Date with respect thereto.

“Underlying Note”: One or more promissory notes executed by the applicable Obligor evidencing a Loan.

Section 1.2. Other Terms.

The interpretive provisions contained in Section 1.2, Section 1.3 and Section 1.4 of the Loan Agreement are hereby incorporated by reference herein.

ARTICLE II

TRANSFER OF THE CONVEYED ASSETS

Section 2.1. Transfer of the Conveyed Assets.

(a) Subject to and upon the terms and conditions set forth herein, the Seller hereby sells, conveys and transfers to the Purchaser all of the Seller’s right, title and interest in, to and under the Closing Date Loan Assets for a purchase price equal to the fair market value thereof and, to the extent that the cash portion of the purchase price so paid on the date hereof is less than the purchase price thereof, the difference shall be deemed a capital contribution from the Seller to the Purchaser on the date hereof.

(b) Each of the Seller and the Purchaser agrees and acknowledges that the Purchaser may, as permitted hereunder and under the Loan Agreement and subject to the Consent Procedures Letter, acquire from the Seller Additional Loan Assets for a purchase price equal to the fair market value thereof as agreed between the Purchaser and the Seller and, to the extent that the consideration so paid is less than the purchase price thereof, the difference shall be deemed a capital contribution from the Seller to the Purchaser on the date thereof. Additional Loan Assets will be acquired, in each case, pursuant to a Subsequent Transfer Agreement substantially in the form of Exhibit A hereto, duly executed by the Seller and the Purchaser (each such agreement, a “Subsequent Transfer Agreement”) and the Seller and the Purchaser agree that each such Subsequent Transfer Agreement will be deemed to become part of this Agreement as of the date of its execution (the Closing Date with respect to the Closing Date Loan Assets and each such date, a “Transfer Date”) without further amendment hereof. The Seller will also execute from the Seller, as assignor, to the Purchaser, as assignee, and deliver to the Trustee (as directed by the Purchaser hereunder) an Assignment of Underlying Instruments in the form attached as Exhibit F to the Loan Agreement with respect to each such Additional Loan (each such agreement, an “Assignment of Underlying Instruments”). Notwithstanding any other provision of this Agreement or of any Assignment of Underlying Instruments, only the rights and obligations of the Seller as a lender under such Loan are sold and transferred thereby. The sale and transfer of any Conveyed Assets hereunder does not constitute and is not intended to result in a creation or assumption by the Purchaser or any assignee of the Purchaser (including the Trustee for the benefit of the Secured Parties), of any obligation of the Seller as administrative agent, collateral agent or paying agent under any Agented Loan.

(c) Except as specifically provided in this Agreement, the sale of any Conveyed Assets under this Agreement shall be without recourse to the Seller; it being understood that the Seller shall be liable to the Purchaser for all representations, warranties, covenants and indemnities made by the Seller pursuant to the terms of this Agreement, all of which obligations are limited so as not to constitute recourse to the Seller for the credit risk of the Obligors. Each of the Seller and the Purchaser agrees that (i) the representations, warranties and covenants of the Seller set forth herein will run to and be for the benefit of the Purchaser and the Trustee and (ii) either the Purchaser or the Trustee may enforce the repurchase obligations of the Seller with respect to breaches of such representations, warranties and covenants as set forth herein. The parties hereto acknowledge and agree that the Trustee for the benefit of the Secured Parties is a third party beneficiary of such representations, warranties and covenants.

(d) Each of the Seller and the Purchaser intends and agrees that (i) the sale, conveyance and transfer of the Conveyed Assets by the Seller to the Purchaser pursuant to this Agreement in each and every case is intended to be, is and shall be treated for all purposes (other than tax purposes) as, an absolute sale, conveyance and transfer of ownership of the applicable Conveyed Assets (free and clear of any Lien other than Permitted Liens) rather than the mere granting of a security interest to secure a financing and (ii) such Conveyed Assets shall not be part of the Seller’s estate in the event of a filing of a bankruptcy petition or other action by or against the Seller under any Insolvency Law. It is, further, not the intention of the parties that any such sale, conveyance or transfer be deemed a pledge of any Conveyed Assets by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in the event that notwithstanding such intent and agreement, any such Conveyed Assets are held to continue to be the property of the Seller, then the parties hereto agree that the Seller hereby grants to the Purchaser a security interest in all of its right, title and interest in, to and under such Conveyed Assets (whether now existing or hereafter created). For such purposes, this Agreement shall constitute a security agreement under the UCC, to secure the prompt and complete payment of a loan deemed to have been made by the Purchaser to the Seller in an amount equal to the aggregate purchase price paid to the Seller together with such other obligations of the Seller as may arise hereunder in favor of the Purchaser.

(e) If any such transfer of Conveyed Assets by the Seller to the Purchaser (whether Closing Date Loan Assets transferred pursuant to Section 2.1(a) or Additional Loan Assets transferred pursuant to Section 2.1(b)) is deemed to be the mere granting of a security interest to secure a financing, the Purchaser may, to secure the Purchaser’s obligations under the Loan Agreement, repledge and reassign to the Trustee for the benefit of the Secured Parties (i) all or a portion of the Conveyed Assets pledged to the Purchaser by the Seller and with respect to which the Purchaser has not released its security interest at the time of such pledge and assignment and (ii) all proceeds thereof. Such repledge and reassignment may be made with or without a repledge and reassignment by the Purchaser of its rights under any agreement with the Seller, and without further notice to or acknowledgment from the Seller. The Seller hereby waives, to the extent permitted by applicable law, all claims, causes of action and remedies, whether legal or equitable (including any right of setoff), against the Purchaser or any assignee relating to such repledge or reassignment in connection with the transactions contemplated by this Agreement and the other Transaction Documents. The Purchaser shall file or shall cause to be filed a precautionary UCC-1 financing statement naming the Seller as debtor, the Purchaser as secured party and the Trustee as assignee, listing all of the Conveyed Assets pledged hereunder as collateral thereunder.

(f) To the extent that the consideration received by the Seller from the Purchaser in exchange for any Conveyed Assets is less than the fair market value of such Conveyed Assets, the difference between such fair market value and the consideration so received shall be deemed to be a capital contribution by the Seller to the Purchaser made on the Closing Date in the case of the Closing Date Loan Assets and as of the related Transfer Date in the case of any Additional Loan Assets. For all purposes of this Agreement, any contributed Conveyed Assets shall be treated the same as the Conveyed Assets sold for cash or other property including, without limitation, for purposes of Section 7.2.

(g) The Seller shall use its commercially reasonable efforts to cause to be delivered to the Trustee (as directed by the Purchaser hereunder) within sixty (60) days after the Closing Date (i) a fully executed assignment agreement assigning each Closing Date Loan subject to the Closing Date Participation Agreement directly to the Borrower and (ii) written evidence satisfactory to the Controlling Lender that the Borrower is recognized as the owner of record by the administrative agent in respect of the underlying loan or credit agreement evidencing such Closing Date Loan.

Section 2.2. Conveyance of Closing Date Loan Assets.

(a) On or before the Closing Date, the Seller shall deliver or cause to be delivered to each Person entitled thereto pursuant to Section 3.1 of the Loan Agreement each of the documents, certificates, opinions of counsel and other items required to be delivered with respect to the Seller pursuant to Section 3.1 of the Loan Agreement.

(b) Concurrently with the transfer of the Closing Date Loan Assets by the Seller to the Purchaser, (i) each of the representations and warranties made by the Seller pursuant to Article III applicable to the Closing Date Loan Assets shall be true and correct as of the Closing Date, and (ii) the Seller shall, at its own expense, not later than the Closing Date, indicate in its records that ownership of the Closing Date Loan Assets has been conveyed to it by OFS Funding, LLC pursuant to the Closing Date Participation Agreement and then conveyed by it to the Purchaser pursuant to this Agreement.

Section 2.3. Acceptance of Closing Date Loan Assets.

On the Closing Date, upon satisfaction of the conditions set forth in Section 2.2, the Purchaser hereby instructs the Seller, and the Seller hereby agrees to deliver, on behalf of the Purchaser, the Closing Date Participation Agreement and the Required Loan Documents with respect to the related Closing Date Loans to the Trustee, and such delivery to the Trustee shall be deemed to be delivery to and acceptance by the Purchaser.

Section 2.4. Conveyance of Additional Loan Assets.

(a) As and when permitted by the Loan Agreement and subject to this Section 2.4 and the satisfaction of the conditions imposed under the Loan Agreement with respect to the acquisition of Additional Loan Assets, the Seller may at its option (but shall not be obligated to except as the Seller may otherwise agree with the Purchaser) sell, convey and transfer to the Purchaser (by delivery of an executed Subsequent Transfer Agreement and an Assignment of Underlying Instruments) all the right, title and interest of the Seller in and to the Additional Loan Assets identified on the Schedule or Exhibit attached thereto, as applicable, in each and every case without recourse other than as expressly provided herein.

(b) Concurrently with the transfer of any Additional Loan Assets by the Seller to the Purchaser, (i) the Seller shall transfer to the Collection Account all Principal Collections and Interest Collections (other than Seller Retained Interest) received with respect to such Additional Loan Assets on and after the related Transfer Date, (ii) each of the representations and warranties made by the Seller pursuant to Article III applicable to the Additional Loan Assets shall be true and correct as of the related Transfer Date and (iii) the Seller shall, at its own expense, on or prior to the applicable date of transfer to the Purchaser, indicate in its records that ownership of the Additional Loan Assets identified in the Subsequent Transfer Agreement has been sold by the Seller to the Purchaser pursuant to this Agreement.

Section 2.5. Optional Substitution of Loans.

(a) Subject to the Repurchase and Substitution Limit, the Seller may (but shall not be obligated to) with the consent of the Administrative Agent in its sole discretion and of the Loan Manager on behalf of the Purchaser, replace any Loan with any Additional Loan in a Substitution pursuant to and in accordance with the applicable provisions of Section 2.14(b) of the Loan Agreement and this Section 2.5.

(b) With respect to any Additional Loans to be conveyed to the Purchaser by the Seller in connection with any Substitution as described in this Section 2.5, the Seller hereby sells, transfers, assigns, sets over and otherwise conveys to the Purchaser, without recourse other than as expressly provided herein (and the Purchaser shall purchase through cash payment and/or by exchange of one or more related Loans released by the Purchaser to the Seller on the related Transfer Date). To the extent any cash or other property received by the Purchaser in connection with an Additional Loan received in a Substitution exceeds the fair market value thereof, such excess shall be deemed a capital contribution from the Seller to the Purchaser.

(c) The Seller shall execute and deliver to the Purchaser and the Trustee a Subsequent Transfer Agreement and an Assignment of Underlying Instruments with respect to each Additional Loan sold and/or exchanged by the Seller to the Purchaser in connection with a Substitution and shall cooperate with the Loan Manager and the Purchaser so that they may satisfy their respective obligations with respect to any Substitution of Loans pursuant to the Loan Agreement.

(d) The Seller shall bear all transaction costs incurred in connection with a Substitution of Loans effected pursuant to this Agreement.

Section 2.6. Direct Assignments.

The Seller and the Purchaser acknowledge and agree that, solely for administrative convenience, any transfer document or assignment agreement (or, in the case of any Underlying Note, any chain of endorsement) required to be executed and delivered in connection with the transfer of a Loan in accordance with the terms of related Underlying Documents may reflect that (i) the Seller (or OFS Funding, LLC or any third party from whom the Seller or the Purchaser may purchase a Loan) is assigning such Loan directly to the Purchaser or (ii) the Purchaser is acquiring such Loan at the closing of such Loan. Nothing in any such transfer document or assignment agreement (or, in the case of any Underlying Note, nothing in such chain of endorsement) shall be deemed to impair the sales, conveyances and transfers of the Loans by the Seller to the Purchaser in accordance with the terms of this Agreement.

Section 2.7. Delivery of Documents.

With respect to each Loan transferred hereunder as part of the Conveyed Assets , within the time period required for delivery thereof under the Loan Agreement, the Seller, on behalf of the Purchaser and the Loan Manager, will deliver or cause to be delivered to the Trustee each of the Required Loan Documents with respect to such Loan.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Seller makes, and upon execution of each Subsequent Transfer Agreement is deemed to make, the following representations and warranties (including with respect to any Loan sourced or originated by the Seller which for administrative convenience is assigned directly to the Purchaser or the Purchaser acquires directly at the closing of the Loan in accordance with Section 2.6), on which the Purchaser will rely in acquiring the Closing Date Loan Assets on the Closing Date, and any Additional Loan Assets on any applicable Transfer Date pursuant to the applicable Subsequent Transfer Agreement, and on which, in each case, each of the parties hereto acknowledges and agrees that the Trustee, for the benefit of the Secured Parties, shall be entitled to rely as an express third party beneficiary as a condition of the Purchaser entering into the Transaction Documents to which it is a party. Each of the parties hereto acknowledges and agrees that such representations and warranties are being made by the Seller for the benefit of the Purchaser and the Trustee, for the benefit of the Secured Parties.

The representations and warranties set forth in this Article III are given as of the applicable Transfer Date, but shall survive the sale, transfer and assignment of the Conveyed Assets to the Purchaser hereunder or under a Subsequent Transfer Agreement, as applicable.

Section 3.1. Representations and Warranties of the Seller.

By its execution of this Agreement and each Subsequent Transfer Agreement, the Seller represents and warrants as follows (provided that each reference to “limited liability company” in this agreement with respect to the Seller shall be deemed to refer to “corporation” or “corporate”, as applicable, upon the Seller’s becoming a corporation in connection with a BDC Change of Control, if any):

(a) Organization and Good Standing. The Seller has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and sell the Conveyed Assets.

(b) Due Qualification. The Seller is (i) duly qualified to do business and is in good standing as a limited liability company in its jurisdiction of formation, and (ii) has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to so qualify or have such qualifications, licenses and approvals could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Seller (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of each Transaction Document to which it is a party and the transfer and assignment of an ownership and security interest in the Conveyed Assets on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Seller is a party have been duly executed and delivered by the Seller.

(d) Binding Obligation. Each Transaction Document to which the Seller is a party constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by each Transaction Document to which it is a party and the fulfillment of the terms thereof (including without limitation, the use of the proceeds from the sale of the Conveyed Assets) will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Governing Documents of the Seller or any Contractual Obligation of any the Seller, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon the Seller’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement or (iii) violate any Applicable Law except, in the case of clause (i) where such conflicts, breaches or violations would not reasonably be expected to have a Material Adverse Effect.

(f) Agreements. The Seller is not a party to any agreement or instrument or subject to any limited liability company restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. The Seller is not in default in any manner under any provision of any agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such defaults could reasonably be expected to result in a Material Adverse Effect.

(g) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Seller, threatened against the Seller, before any Governmental Authority (i) asserting the invalidity of any Transaction Document to which the Seller is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which the Seller is a party or (iii) that could reasonably be expected to have Material Adverse Effect.

(h) All Consents Required. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Seller of each Transaction Document to which it is a party have been obtained, except where the failure to so obtain would not reasonably be expected to have a Material Adverse Effect.

(i) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by the Seller.

(j) Solvency. The Seller is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under the Transaction Documents to which the Seller is a party do not and will not render the Seller not Solvent and the Seller has delivered to the Purchaser and the Administrative Agent on the Closing Date a certification in the form of Exhibit C to the Loan Agreement.

(k) Taxes. The Seller has filed or caused to be filed all federal and all other material tax returns which, to its knowledge, are required to be filed by it, if any, and has paid all taxes shown to be due and payable on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount of tax due, the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with generally accepted accounting principles have been provided on its books); no tax lien has been filed against the Seller.

(l) Reports Accurate. All written information, financial statements of the Seller, documents, books, records or reports furnished or to be furnished by the Seller to the Purchaser in connection with this Agreement (including, without limitation, any such item relating to a Closing Date Loan) are, as of their respective delivery dates, true, complete and correct in all material respects.

(m) Location. The Seller’s location (within the meaning of Article 9 of the UCC) is, and at all times has been, the State of Delaware. The Seller has not changed its location within the four (4) months preceding the Closing Date.

(n) Legal Name. The Seller’s exact name as of the Closing Date is OFS Capital, LLC. The Seller’s prior legal names are as set forth in the long form good standing certificate from the Secretary of State of Delaware delivered pursuant to Section 2.2 hereof.

(o) Value Given. The Seller has received reasonably equivalent value from the Purchaser in consideration for the transfer to the Purchaser of the Conveyed Assets, and no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(p) Accounting. The Seller accounts for the sale, conveyance and transfer of each Loan hereunder as a sale for legal purposes and for financial accounting (but not tax) purposes on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein.

(q) Investment Company Act. The Seller is not, as of the Closing Date, an “investment company” as defined in the 1940 Act. As of the Closing Date, the Seller has filed a registration statement with the SEC on Form N-2 for the public offering of its securities and upon completion of such offering, if any, it intends to be a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the 1940 Act and qualify as a regulated investment company under the Code. At such time, if any, as the Seller elects to be regulated as a business development company under the 1940 Act, it will conduct its business and other activities (a) in compliance in all material respects with the applicable provisions of the 1940 Act and any applicable rules, regulations or orders issued by the SEC thereunder and (b) in such a way that the transactions contemplated by this Agreement and the other Transaction Documents do not violate in any material respect the provisions of the 1940 Act or any rules, regulations or orders issued by the SEC thereunder.

(r) ERISA. Except as would not reasonably be expected to constitute a Material Adverse Effect, (i) the present value of all benefits vested under all Pension Plans of the Seller does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the most recent annual financial statements reflecting such amounts), (ii) no Reportable Events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Seller to any material tax, penalty or other liability and (iii) no notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(s) Compliance with Law. The Seller has complied in all material respects with all Applicable Law to which it may be subject.

(t) No Material Adverse Effect. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect on the Seller since June 30, 2010.

(u) Full Payment. As of the initial Transfer Date thereof, the Seller had no knowledge of any fact which should lead it to expect that any Loan which is being sold, conveyed and transferred to the Purchaser on such Transfer Date will not be repaid by the applicable Obligor in full.

(v) Accuracy of Representations and Warranties. Each representation or warranty by the Seller contained herein or in any report, financial statement, exhibit, schedule, certificate or other document furnished by the Seller pursuant hereto, in connection herewith or in connection with the negotiation hereof is, to the best of the Seller’s knowledge, true and correct in all material respects.

(w) USA PATRIOT Act. Neither the Seller nor, to the best of the Seller’s knowledge, any Affiliate of the Seller is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

Section 3.2. Representations and Warranties Regarding the Loans.

The Seller hereby represents to the Purchaser and to the Trustee for the benefit of the Secured Parties that

(a) Eligibility of Collateral. As of each Transfer Date with respect to each Loan sold, conveyed and transferred by the Seller to the Purchaser on such Transfer Date, (i) the information set forth on Schedule 1 hereto and Schedule 1 to each Subsequent Transfer Agreement, as applicable, with respect to the identity of such Loans and the amounts owing thereunder is true, correct and complete as of the related Transfer Date, (ii) each such Loan is an Eligible Loan, and (iii) each such Loan is free and clear of any Lien of any Person (other than Permitted Liens and any Lien which will be released contemporaneously with the sale thereof to the Purchaser) and in compliance in all material respects with all Applicable Laws.

(b) No Fraud. Each Loan originated by the Seller was originated without any fraud or material misrepresentation and each Loan originated by an unaffiliated third party which was purchased by the Seller and sold to the Purchaser hereunder was, to the best of the Seller’s knowledge, originated without any fraud or misrepresentation.

Section 3.3. Representations and Warranties of the Purchaser.

By its execution of this Agreement and each Subsequent Transfer Agreement, the Purchaser represents and warrants to the Seller that:

(a) Organization and Good Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and in each jurisdiction where the conduct of its business requires such license, qualification or good standing, except where the failure to be so licensed or qualified or in good standing would not have a material adverse effect the ownership or use of its assets, the validity or enforceability of the Transaction Documents to which it is a party, or the ability of the Purchaser to perform its obligations hereunder or thereunder.

(b) Power and Authority. The Purchaser has the power and authority to execute and deliver the Transaction Documents to which it is a party and all other documents and agreements contemplated hereby and thereby to which it is a party, as well as to carry out the terms hereof and thereof.

(c) Valid Execution; Binding Obligations. The Purchaser has taken all necessary action, including but not limited to all requisite limited liability company action, to authorize the execution, delivery and performance of the Transaction Documents to which it is a party and all other documents and agreements contemplated hereby and thereby to which it is a party. When executed and delivered by the Purchaser each of the Transaction Documents to which it is a party will constitute the legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors rights in general, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(d) Authorizations. All authorizations, licenses, permits, certificates, franchises, consents, approvals and undertakings which are required to be obtained by the Purchaser under any applicable law which are material to (i) the conduct of its business, (ii) the ownership, use, operation or maintenance of its properties or (iii) the performance by the Purchaser of its obligations under or in connection with the Transaction Documents to which it is a party, have been received and all such authorizations, licenses, permits, certificates, franchises, consents, approvals and undertakings are in full force and effect.

(e) No Violations. The execution, issuance and delivery of, and performance by the Purchaser of its obligations under, the Transaction Documents to which it is a party and any and all instruments or documents required to be executed or delivered pursuant to or in connection herewith or therewith were and are within the powers of the Purchaser and will not violate any provision of any law, regulation, decree or governmental authorization applicable to the Purchaser or its limited liability company agreement, and will not violate or cause a default under any provision of any contract, agreement, mortgage, Loan Agreement or other undertaking to which the Purchaser is a party or which is binding upon the Purchaser or any of its property or assets, and will not result in the imposition or creation of any lien, charge or encumbrance upon any of the properties or assets of the Purchaser pursuant to the provisions of any such contract, agreement, mortgage, Loan Agreement or undertaking, other than as specifically set forth in the Loan Agreement.

(f) Litigation. There are no legal, governmental or regulatory proceedings pending to which the Purchaser is a party or to which any of its property is subject, which if determined adversely to the Purchaser would individually or in the aggregate have a material adverse effect on the performance by the Purchaser of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereunder or thereunder, and to the best of its knowledge, no such proceedings are threatened or contemplated.

ARTICLE IV

PERFECTION OF TRANSFER AND PROTECTION OF SECURITY INTERESTS

Section 4.1. Custody of Loan.

With respect to each Loan transferred hereunder as part of the Conveyed Assets , within the time period required for delivery thereof under the Loan Agreement, copies (or originals, if required by the definition of Required Loan Documents) of the Required Loan Documents shall be delivered to the Trustee.

Section 4.2. Filing.

Each of the Seller and the Purchaser hereby authorizes the Loan Manager and the Trustee to prepare and file such UCC financing statements (including but not limited to renewal, continuation or in lieu statements) and amendments or supplements thereto or other instruments as the Loan Manager may from time to time deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC.

Section 4.3. Changes in Name, Corporate Structure or Location.

If any change in the Seller’s name, identity, structure, existence, state of formation, location or other action would make any financing or continuation statement or notice of ownership interest or lien relating to any Conveyed Assets seriously misleading within the meaning of applicable provisions of the UCC or any title statute, the Seller, no later than ten Business Days after the effective date of such change, shall file such amendments as may be required to preserve and protect the Purchaser’s and the Trustee’s respective interests in the Conveyed Assets.

Section 4.4. Costs and Expenses.

The Purchaser under the Loan Agreement will be obligated to pay all reasonable costs and disbursements in connection with the perfection and the maintenance of perfection, as against all third parties, of the Purchaser’s and Trustee’s respective right, title and interest in and to the Conveyed Assets (including, without limitation, the security interests provided for in the Loan Agreement).

Section 4.5. Sale Treatment.

Other than for tax purposes, the Seller and the Purchaser shall treat the transfer of Conveyed Assets made hereunder for all purposes as a sale and purchase on all of its relevant books and records.

ARTICLE V

COVENANTS

Section 5.1. Covenants of the Seller.

The Seller makes the following covenants on which the Purchaser will rely in acquiring the Closing Date Loan Assets on the Closing Date, and any Additional Loan Assets on any applicable Transfer Date pursuant to the applicable Subsequent Transfer Agreement, and on which, in each case, each of the parties hereto acknowledges and agrees that the Trustee, for the benefit of the Secured Parties, shall be entitled to rely as an express third party beneficiary as a condition of the Purchaser entering into the Transaction Documents to which it is a party:

(a) Existence. During the term of this Agreement, and except as contemplated by a BDC Change of Control, the Seller will keep in full force and effect its existence, rights and franchises as a limited liability company (or, with respect to its successor following a BDC Change of Control, a corporation) under the laws of the jurisdiction of its organization and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents to which the Seller is a party and each other instrument or agreement necessary or appropriate to the proper administration of this Agreement and the transactions contemplated hereby.

(b) Security Interests. Except as expressly provided herein, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any lien on any Conveyed Assets. Promptly after a Responsible Officer of the Seller has knowledge thereof, the Seller will notify the Purchaser and the Trustee of the existence of any Lien on any Conveyed Assets (other than any Permitted Lien); and the Seller shall defend the respective right, title and interest of the Purchaser in, to and under the Conveyed Assets against all claims of third parties; provided that nothing in this Section 5.1(b) shall prevent or be deemed to prohibit the Seller from suffering to exist Permitted Liens upon any of the Conveyed Assets. The Seller shall promptly take all actions required (including, but not limited to, all filings and other acts necessary or advisable under the UCC of each relevant jurisdiction) in order to continue (subject to Permitted Liens) the first priority perfected security interest of the Purchaser granted by the Seller hereunder in all Conveyed Assets which have not been released pursuant to the Loan Agreement.

(c) Compliance with Law. The Seller hereby agrees to comply in all material respects with all requirements of law applicable to it except where the failure to do so would not have a Material Adverse Effect.

(d) Location. The Seller shall not move its jurisdiction of formation outside of the State of Delaware without 30 days’ prior written notice to the Purchaser and the Trustee.

(e) Merger or Consolidation of the Seller.

(i) Any Person into which the Seller may be merged or consolidated, or any Person resulting from such merger or consolidation to which the Seller is a party, or any Person succeeding by acquisition or transfer to substantially all of the assets and the business of the Seller shall be the successor to the Seller hereunder and the other Transaction Documents to which the Seller is a party, without execution or filing of any paper or any further act on the part of any of the parties hereto, notwithstanding anything herein to the contrary.

(ii) Upon the merger or consolidation of the Seller or transfer of substantially all of its assets and its business as described in this Section 5.1(e), the Seller shall provide the Trustee and the Purchaser notice of such merger, consolidation or transfer of substantially all of the assets and business within 30 days after completion of the same.

(f) Regulatory Filings. The Seller may make, or cause to be made, any filings, reports, notices, applications and registrations with, and seek any consents or authorizations from, the SEC and any state securities authority on behalf of the Seller as may be necessary or that the Seller deems advisable to comply with any federal or state securities or reporting requirements laws relating to the transactions contemplated by the Transaction Documents or as may be otherwise required by Applicable Law.

(g) Collections. All Collections (other than Seller Retained Interest) received by it with respect to the Conveyed Assets transferred hereunder shall be held in trust for the benefit of the Trustee for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days after receipt.

(h) Notice of Default. The Seller will furnish to the Purchaser (with a copy to the Administrative Agent), promptly upon a Responsible Officer of the Seller becoming aware thereof (and, in any event, within two (2) Business Days), notice of the occurrence of any event with respect to such Seller which constitutes a Default or an Event of Default.

ARTICLE VI

INDEMNIFICATION BY THE SELLER

Section 6.1. Indemnification.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify the Purchaser, the Administrative Agent, the Trustee, the Secured Parties, the Loan Manager, the Lenders and each of their respective assigns and officers, directors, members, managers, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against, incurred by or asserted by the Seller or any third party against such Indemnified Party or any of them arising out of or as a result of this Agreement or having an interest in the Conveyed Assets or in respect of any Loan included in the Conveyed Assets, excluding, however, any Indemnified Amounts to the extent resulting from (1) gross negligence or willful misconduct on the part of any Indemnified Party, resulting from negligence on the part of the Trustee under circumstances in which the Trustee is subject to a negligence standard under the Loan Agreement or, with respect to the Loan Manager, resulting from any act or omission by the Loan Manager with respect to which the Seller is entitled to indemnification from the Loan Manager pursuant to Section 10.2 of the Loan Agreement and (2) Loans that are uncollectible due to the Obligor’s financial inability to pay; provided, that, for the avoidance of doubt, the obligations of the Seller set forth in Section 7.2 shall constitute the sole recourse to the Seller for any breach of the representations or warranties set forth in Section 3.2 with respect to any Loan. If the Seller has made any indemnity payment pursuant to this Section 6.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to the Seller an amount equal to the amount it has collected from others in respect of such Indemnified Amounts. Without limiting the foregoing, the Seller shall indemnify each Indemnified Party for Indemnified Amounts (except to the extent resulting from gross negligence or willful misconduct on the part of any Indemnified Party or resulting from negligence on the part of the Trustee under circumstances in which the Trustee is subject to a negligence standard) relating to or resulting from:

(i) any representation or warranty made or deemed made by the Seller or any of its respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered;

(ii) the failure of any Loan acquired hereunder to be an Eligible Loan as of the related Transfer Date;

(iii) the failure by the Seller to comply with any term, provision or covenant contained in this Agreement or any agreement executed by the Seller in connection with this Agreement, or with any Applicable Law, with respect to any Conveyed Assets or the nonconformity of any Conveyed Assets with any such Applicable Law;

(iv) the failure to vest and maintain vested in the Purchaser an undivided ownership interest in the Conveyed Assets (or the Closing Date Participation Interests in the Closing Date Loans, as applicable), together with all Collections (other than Seller Retained Interest), free and clear of any Lien (other than Permitted Liens) whether existing at the time of sale hereunder or at any time thereafter;

(v) [Reserved];

(vi) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to the security interest granted by the Seller in any Conveyed Assets, whether at the time of sale hereunder or at any subsequent time;

(vii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment with respect to any Conveyed Assets (including, without limitation, a defense based on the Conveyed Assets not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Conveyed Assets or the furnishing or failure to furnish such merchandise or services;

(viii) any failure of the Seller to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Seller to perform its duties under any Conveyed Assets;

(ix) [Reserved];

(x) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Seller to qualify to do business or file any notice or business activity report or any similar report;

(xi) any action taken by the Seller prior to the related Transfer Date in the enforcement or collection of any Conveyed Assets;

(xii) [Reserved];

(xiii) the failure by the Seller to pay when due any Taxes for which the Seller is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Conveyed Assets;

(xiv) [Reserved];

(xv) the commingling by the Seller of Collections on the Conveyed Assets at any time with other funds of the Seller;

(xvi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds by the Seller from sales of Conveyed Assets executed hereunder or the security interest in the Conveyed Assets;

(xvii) any failure by the Purchaser to give reasonably equivalent value to the Seller or to the applicable third party transferor, in consideration for the transfer by the Seller or such third party to the Purchaser of any item of Conveyed Assets or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xviii) [Reserved]; or

(xix) the failure of the Seller or any of its agents or representatives to remit to the Purchaser or the Trustee, as applicable, Collections (other than Seller Retained Interest) on the Conveyed Assets remitted to the Seller or any such agent or representative as provided in this Agreement.

(b) Any amounts subject to the indemnification provisions of this Section 6.1 shall be paid by the Seller to the Indemnified Party on the Payment Date following such Person’s demand therefor, accompanied by a reasonably detailed description in writing of the related damage, loss, claim, liability and related costs and expenses.

(c) If for any reason the indemnification provided above in this Section 6.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Seller on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Seller shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 6.1(a).

(d) The obligations of the Seller under this Section 6.1 shall survive the resignation or removal of the Trustee and the termination of this Agreement.

(e) Notwithstanding anything contained in this Section 6.1 or otherwise in this Agreement or in any other Transaction Document, the Seller shall not be liable to any Indemnified Party or any other Person for any consequential (including loss of profit), indirect, special or punitive damages under this Agreement or any other Transaction Document entered into by the Seller.

(f) An Indemnified Party shall promptly notify the Seller if a claim is made by a third party with respect to this Agreement, and the Seller shall assume (with the consent of the Indemnified Party) the defense and any settlement of any such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against the Indemnified Party in respect of such claim. If the consent of the Indemnified Party required in the immediately preceding sentence is unreasonably withheld with respect to any claim, the Seller shall be relieved of its indemnification obligations hereunder with respect to such claim. The parties agree that the provisions of this Section 6.1 shall not be interpreted to provide recourse to the Seller against loss by reason of the bankruptcy, insolvency or lack of creditworthiness of an Obligor with respect to a Loan. The Seller shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected amounts payable under any Loan.

Section 6.2. Liabilities to Obligors.

Except with respect to the funding commitment assumed by the Purchaser with respect to any Delayed Draw Loan or Revolving Loan and any other obligation of the lender with respect to the related Loan, the Seller hereby acknowledges and agrees that no obligation or liability of the Seller to any Obligor under any of the Loans is intended to be assumed by the Purchaser, the Trustee or the Lenders under or as a result of this Agreement, any Subsequent Transfer Agreement and the transactions contemplated hereby and under the other Transaction Documents, and the Trustee for the benefit of the Secured Parties is expressly named as a third party beneficiary of this Agreement for purposes of this Section 6.2.

Section 6.3. Operation of Indemnities.

If the Seller has made any indemnity payments to any Indemnified Party pursuant to this Article VI and such Indemnified Party thereafter collects any such amounts from others, such Indemnified Party will repay such amounts collected to the Seller.

Section 6.4. Limitation on Liability.

The Seller shall be liable under this Agreement only to the extent of the obligations specifically undertaken by the Seller under this Agreement. The Seller and any shareholder, partner, member, manager, director, officer, employee or agent of the Seller may rely in good faith on any document of any kind, prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Seller and any shareholder, partner, member, manager, director, officer, employee or agent of the Seller shall be reimbursed by the Purchaser (subject to the availability of funds in accordance with Section 2.7 or Section 2.8 of the Loan Agreement, as applicable) for any liability or expense incurred by reason of the Purchaser’s willful misfeasance, bad faith or negligence (except errors in judgment) in the performance of its respective duties hereunder, or by reason of reckless disregard of its obligations and duties hereunder. The Seller shall not be under any obligation to appear in, prosecute or defend any legal action that shall not be incidental to its obligations under this Agreement or the other Transaction Documents and that in its opinion may involve it in any expense or liability.

ARTICLE VII

OPTIONAL AND MANDATORY REPURCHASES

Section 7.1. Optional Repurchases.

In addition to the right to replace Loans by Substitution as provided in Section 2.5, the Seller shall have the right, but not the obligation, to repurchase from the Purchaser any such Loan (including, without limitation, any Loan with an Assigned Value of zero) subject to the Repurchase and Substitution Limit and the conditions set forth in the Loan Agreement and subject to the Consent Procedures Letter. In the event of such a repurchase, the Seller shall deposit in the Collection Account an amount equal to the fair market value (subject to the OFS Parent Valuation Procedure) for such Loan (or applicable portion thereof) as of the date of such repurchase. The Seller and the Purchaser shall execute and deliver such instruments, consents or other documents and perform all acts reasonably requested by the Seller and the Loan Manager in order to effect the transfer and release of any of the Purchaser’s interests in the Loans (together with the property related thereto) that are being repurchased and the release thereof from the lien of the Loan Agreement.

Section 7.2. Mandatory Repurchases.

Upon discovery by a Responsible Officer of the Seller, the Purchaser (or the Loan Manager on its behalf) or the Trustee that a Loan was not an Eligible Loan on its Transfer Date (each such Loan, an “Ineligible Loan”), the party discovering the same shall give prompt written notice to the other party hereto, the Administrative Agent, the Trustee and the Loan Manager. Within 10 Business Days of the earlier of its discovery or its receipt of notice of any such Ineligible Loan, the Seller shall (a) promptly cure such breach to the satisfaction of the Administrative Agent, (b) purchase the Loan by depositing in the Collection Account an amount equal to the Transfer Deposit Amount of such Loan or (c) remove such Loan from the Purchaser and substitute therefor one or more Additional Loans in a Substitution satisfying the requirements of Section 2.5 of this Agreement and the applicable provisions of Section 2.14 of the Loan Agreement. Such repurchase and substitution obligations constitute the sole remedy available for a breach of Section 3.2(a)(ii).

Section 7.3. Reassignment of Substituted or Repurchased Loans.

Upon (i) receipt by the Trustee for deposit in the Collection Account of the Repurchase Price in the case of any repurchased Loan or (ii) the Transfer Date related to a Substitute Loan described in Section 2.5, the Purchaser hereby assigns to the Seller all of the Purchaser’s right, title and interest in the Conveyed Assets being repurchased or substituted without recourse, representation or warranty. Such reassigned Loan (together with the other Conveyed Assets related thereto) shall no longer thereafter be deemed a part of the Assets.

Section 7.4. Substitution and Repurchase Limitations.

The Outstanding Balance of all Loans which are the subject of an optional Substitution or repurchase by the Seller hereunder, with respect to which (i) an Obligor defaults on its payment obligations, (ii) an Obligor defaults and the agent or lender elects to enforce any of its rights or remedies with respect thereto, (iii) all or a portion of the principal due thereunder is reduced, waived or forgiven or any lenders’ rights to payment of principal as and when due thereunder has been waived or delayed or lenders thereunder have agreed to forbear from enforcing their rights to such payment or (iv) an Insolvency Event occurs with respect to the related Obligor, shall not exceed 10% of the Net Purchased Loan Balance as of the date of determination. The Outstanding Balance of all Loans which are the subject of an optional Substitution or repurchase by the Seller hereunder shall not exceed, in the aggregate, 20% of the Net Purchased Loan Balance as of the date of determination. The foregoing provisions in this paragraph constitute the “Repurchase and Substitution Limit”. For the avoidance of doubt, any mandatory Substitution or repurchase of any Loan by the Seller pursuant to Section 7.2 hereof and the sale of any Loan or any Equity Security at the discretion of the Loan Manager on behalf of the Borrower to the Seller pursuant to the Loan Agreement reflecting arms length market terms and subject to the OFS Parent Valuation Procedure will not constitute a Substitution or sale subject to the Repurchase and Substitution Limit.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Amendment.

(a) Except as provided in this Section 8.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective unless signed by the Purchaser and the Seller and consented to in writing by the Administrative Agent and the Trustee.

Section 8.2. Governing Law.

(a) This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the law of the State of New York

(b) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.2(b).

Section 8.3. Notices.

All notices, demands, certificates, requests, directions and communications hereunder (notices) shall be in writing and shall be effective (a) upon receipt when sent through the U.S. mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) one Business Day after delivery to an overnight courier, (c) on the date personally delivered to a Responsible Officer of the party to which sent, or (d) on the date transmitted by legible facsimile transmission or electronic mail transmission with a confirmation of receipt, in all cases addressed to the recipient at such recipient’s address for notices set forth in Schedule 2.

Section 8.4. Severability of Provisions.

If one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever prohibited or held invalid or unenforceable, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement and any such prohibition, invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant, agreement, provision or term in any other jurisdiction.

Section 8.5. Third Party Beneficiaries.

The parties hereto hereby manifest their intent that the Trustee, on behalf of the Secured Parties, the Administrative Agent and the Lenders (and any other Indemnified Parties) are express third party beneficiaries of this Agreement and that no other third party shall be deemed a third party beneficiary of this Agreement, and specifically that the Obligors are not third party beneficiaries of this Agreement.

Section 8.6. Counterparts.

This Agreement may be executed by facsimile signature and in several counterparts, each of which shall be an original and all of which shall together constitute but one and the same instrument.

Section 8.7. Headings.

The headings of the various Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 8.8. No Bankruptcy Petition; Disclaimer.

(a) The Seller covenants and agrees that, prior to the date that is one year and one day after the satisfaction and discharge of the Loan Agreement or, if longer, the applicable preference period then in effect, it will not institute against the Purchaser (in the case of the Seller), or join any other Person in instituting against the Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under the laws of the United States or any state of the United States. This Section 8.8 will survive the termination of this Agreement.

(b) The provisions of this Section 8.8 shall be for the third party benefit of those entitled to rely thereon, including the Trustee for the benefit of the Secured Parties, and shall survive the termination of this Agreement.

Section 8.9. Jurisdiction.

Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party hereto hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party hereto irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it the address set forth in Schedule 2. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 8.10. No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto.

Section 8.11. Successors and Assigns; Assignment to Trustee.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Each of the parties hereto acknowledges that the rights of the Purchaser under this Agreement are hereby assigned to the Trustee provided, however, that the Trustee has agreed in the Loan Agreement that unless and until an Event of Default shall have occurred and be continuing, the Purchaser may continue to exercise its rights hereunder. Each of the parties hereto acknowledges that the rights and obligations of the Seller may be transferred and delegated to a successor corporation in connection with a BDC Change of Control.

Section 8.12. Duration of Agreement.

This Agreement shall continue in existence and effect until the satisfaction and discharge of the Loan Agreement.

Section 8.13. Limited Recourse.

The obligations of the Purchaser and the Seller under this Agreement and the other Transaction Documents are solely the limited liability company or corporate obligations, as applicable, of the Purchaser and Seller, respectively. No recourse shall be had for the payment of any amount owing by the Purchaser or Seller under this Agreement, any Transaction

Document or for the payment by the Purchaser or Seller of any fee in respect hereof or any other obligation or claim of or against the Purchaser or Seller arising out of or based upon this Agreement or any Transaction Document, against any employee, officer, director, shareholder, partner, member or manager of the Purchaser or Seller or of any Affiliate of such Person (other than the Seller or the Purchaser, as applicable). The provisions of this Section 8.13 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement .to be duly executed by their respective officers as of the day and year first above written.

OFS CAPITAL, LLC

By:	Orchard First Source Asset Management, LLC, its Manager

By:	Orchard First Source Capital, Inc., its Managing Member

By:	/s/ Glenn R. Pittson
Name: Glenn R. Pittson
Title: President

OFS CAPITAL WM, LLC

By:	OFS Capital, LLC, its Administrative Manager

By:	Orchard First Source Asset Management, LLC, its Manager

By:	Orchard First Source Capital, Inc., its Managing Member

By:	/s/ Glenn R. Pittson
Name: Glenn R. Pittson
Title: President

Signature Page to OFS Parent Loan Sale Agreement

Acknowledged and Agreed:

WELLS FARGO DELAWARE TRUST COMPANY, N.A., Not in its individual capacity, except as herein expressly provided, but solely as the Trustee

By:	/s/ Patrick F. Gallagher
Name:	Patrick F. Gallagher
Title:	Assistant Vice President

Signature Page to OFS Parent Loan Sale Agreement

EXHIBIT A

FORM OF SUBSEQUENT TRANSFER AGREEMENT

             , 20

This Subsequent Transfer Agreement, dated as of              , 20     (this “Agreement”), is made by and between OFS CAPITAL, LLC (the “Seller”) and OFS CAPITAL WM, LLC (the “Purchaser”). Capitalized terms used but not defined herein have the respective meanings attributed to such terms in that certain Loan Sale Agreement, dated as of September 28, 2010 (such agreement as amended, restated, supplemented or modified from time to time, the “Loan Sale Agreement”), by and between the Seller and the Purchaser.

Subject to and upon the terms and conditions set forth in the Loan Sale Agreement, in exchange for good and valuable consideration, the adequacy of which is duly acknowledged by the Seller and the Purchaser, the Seller hereby absolutely sells, conveys and transfers to the Purchaser as of the date hereof (the “Transfer Date”) all of the Seller’s right, title and interest in, to and under the Additional Loan Assets identified in Schedule I hereto.

By its execution of this Agreement each of the parties hereto makes the representations and warranties set forth in Article III of the Loan Sale Agreement, as applicable, as of the Transfer Date and the provisions of Section 8.13 of the Loan Sale Agreement are hereby incorporated herein by reference.

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A-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OFS CAPITAL, LLC

By:	Orchard First Source Asset Management, LLC, its Manager

By:	Orchard First Source Capital, Inc., its Managing Member

By:
Name: Glenn R. Pittson
Title: President

OFS CAPITAL WM, LLC

By:	OFS Capital, LLC, its Administrative Manager

By:	Orchard First Source Asset Management, LLC, its Manager

By:	Orchard First Source Capital, Inc., its Managing Member

By:
Name: Glenn R. Pittson
Title: President

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